Exhibit 10.2

Exhibit A

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”), made and entered into this _31st_ day of _December_, 2008, by and between Summit Financial Group, Inc. (the “Company”) and H. Charles Maddy, III (“Maddy”), amends, restates, supersedes and replaces that certain Change in Control Agreement made and entered into as of the 4th day of March, 2005;

WHEREAS, Company recognizes that Maddy’s contribution to the growth, success and continued operation of Company has been substantial, and

WHEREAS, Company believes it is in the best interest of Company to grant Maddy a level of security to preserve key management and to assure fair consideration of any affiliation opportunities that arise, and

WHEREAS, the parties hereto, in the interests of clarity and for other reasons stated herein, and for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), wish to amend and restate this Agreement, provided that all provisions applicable to compliance under Code Section 409A shall be effective as of March 4, 2005, and provided further that, notwithstanding any other provisions of this amended and restated Agreement, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, and (iii) an amount to be paid in 2008 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), Maddy, by executing this Agreement, shall be deemed to have elected the timing and form of distribution provisions of this amended and restated Agreement, and to otherwise further revise the Agreement all on or before December 31, 2008.

NOW, THEREFORE, in consideration of the promises and respective covenants and agreements of the parties herein contained, Company and Maddy agree as follows:

A.           Definitions.  For purposes of this Change in Control Agreement, the following definitions shall apply:

(1)           “Change of Control” means with respect to (i) the Company or any Affiliate for whom Maddy is performing services at the time of the Change in Control Event; (ii) the Company or any Affiliate that is liable for the payment to Maddy hereunder (or all corporations liable for the payment if more than one corporation is liable) but only if either the  compensation payable hereunder is attributable to the performance of service by Maddy for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal Income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this section, a Change in Ownership or Effective Control or a Change in the Ownership of a Substantial Portion of the Assets of a Corporation as defined in Section 409A of the Code, and the regulations or guidance issued thereunder, meeting the requirements of a “Change in Control Event” thereunder.

 (2)            “Company” shall mean Summit Financial Group, Inc.

(3)           “Employment Agreement” shall mean the Amended and Restated Employment Agreement dated as of _December 31st______, 2008, by and between Summit Financial Group, Inc. and H. Charles Maddy, III.

(4)           “Salary” means Maddy’s Base Salary as defined in the Employment Agreement in effect on the date of termination of Maddy’s employment under this Agreement, or if no Employment Agreement is in effect, Maddy’s Base Salary on the date of termination of employment hereunder, corresponding to the definition of Base Salary in the most recent Employment Agreement.

(5)           For purposes of this Change in Control Agreement, “Good Cause” shall mean:  (i) excessive absenteeism without approval of Summit not caused by disability; (ii) gross or willful neglect of duty resulting in substantial harm to Summit after Maddy has been given written direction and reasonable time to perform such duties; or (iii) any acts or omissions on the part of Maddy which when proven constitute fraud or commission of any criminal act involving the person or property of others or the public generally.

(6)           “Disability” means a physical or mental condition rendering Maddy substantially unable to perform the duties of an officer and director of a banking organization.

(7)           “Retirement” means termination of employment by Maddy in accordance with Company’s (or its successor’s) retirement plan, including early retirement as approved by the Board of Directors.

(8)           “Good Reason” means

(a)	A Change of Control in the Company (as defined above) and:

(i)
a decrease in Maddy’s overall compensation (including, without limitation, salary, perquisites, bonuses and other earnings reported on IRS Form W-2, but excluding a diminution in board fees) below its level in effect immediately prior to the date of consummation of the Change of Control, without Maddy’s prior written consent; or

(ii)
a material reduction in the importance of Maddy’s job responsibilities or assignment of job responsibilities inconsistent with Maddy’s responsibility prior to the Change of Control without Maddy’s prior written consent; or

(iii)
a geographical relocation of Maddy to an office more than 20 miles from Maddy’s location at the time of the Change of Control or the imposition of travel requirements inconsistent with those existing prior to the Change of Control without Maddy’s prior written consent; or

(b)	Failure of the Company to obtain assumption of this Change in Control Agreement by its successor as required by Paragraph M(1) below; or

(c)
Any removal of Maddy from, or failure to re-elect Maddy to any of Maddy’s positions with Company immediately prior to a Change of Control (except in connection with the termination of Maddy’s employment for Good Cause, death, Disability or Retirement) without Maddy’s prior consent.

(9)           “Wrongful Termination” means termination of Maddy’s employment by the Company or its affiliates for any reason other than at Maddy’s option, Good Cause or the death, Disability or Retirement of Maddy prior to the expiration of twelve (12) months after consummation of the Change of Control.

(10)           “Separation from Service” means the severance of Maddy’s employment with the Company or any Affiliate for whom Maddy is performing services at the time of the Change in Control Event for any reason.  Maddy separates from service with the Company or any Affiliate if he dies, retires, separates from service because of Maddy’s Disability, or otherwise has a termination of employment with the Company or any Affiliate.  However, the employment relationship is treated as continuing intact while Maddy is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Maddy’s right to reemployment with the Company or any Affiliate is provided either by statute or by contract.  If the period of leave exceeds six months and Maddy’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes Maddy to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.  In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A including, but not limited to:

(i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported Separation from Service,

(ii) in any instance in which Maddy is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans,”), then in such instance Maddy shall only be considered to meet the requirements of a Separation from Service hereunder if Maddy meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Agreement which would otherwise apply,

(iii) in any instance in which Maddy is an employee and an independent contractor of the Company or any Affiliate or any combination thereof, Maddy must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if Maddy provides services both as an employee and a member of the Board of Directors of the Company or any Affiliate or any combination thereof, the services provided as a director are not taken into account in determining whether Maddy has had a Separation from Service as an employee under this Agreement, provided that no plan in which Maddy participates or has participated in his capacity as a director is an Aggregated Plan, and

(iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation or guidance of like import, in the event of an asset purchase transaction as described therein.

B.           Retention of Maddy After Change of Control.  In order to facilitate management continuity and to promote an orderly transition of ownership, Company and Maddy agree that after a Change of Control, Maddy shall be employed by the acquiring company for a period of one (1) year (the “Transition Period”), commencing upon the date of consummation of the transaction resulting in a Change of Control.  During the Transition Period, Maddy may terminate his employment for Good Reason, and the Company may terminate the employment of Maddy for Good Cause.  If Company terminates Maddy in a manner constituting Wrongful Termination, or Maddy terminates for Good Reason, Maddy shall be entitled to receive the compensation set forth in paragraph E below.

If the Employment Agreement is still in effect, Maddy shall be employed pursuant to the terms of Article II and Article V, A-E of the Employment Agreement; provided, that any additional provisions of Maddy’s Employment Agreement which by their terms specifically apply to this Change in Control Agreement shall also apply to Maddy’s employment hereunder and, if the Employment Agreement is no longer in effect, such provisions shall be deemed to survive and shall be incorporated by reference into this Change in Control Agreement.

All other terms of Maddy’s employment, including without limitation his right to receive termination payments and the term of his employment, will be controlled by this Agreement.

C.           Compensation of Maddy Upon Separation from Service Due to Death or Disability During the Transition Period.  In the event of the Separation from Service of Maddy due to Death or Disability during the Transition Period, Maddy shall be entitled to three times the greater of (a) Maddy’s Salary in effect immediately prior to the date of consummation of a Change of Control or (b) Maddy’s Salary in effect on the date of Separation from Service.  Such payment shall be made in a lump sum on the date of Separation from Service under this Agreement, subject to the provisions of Paragraph N herein to the extent applicable.

D.           Compensation of Maddy Upon Separation from Service Due to Expiration of the Transition Period.  Upon Separation from Service due to the expiration of the Transition Period, Maddy shall be entitled to be paid an amount equal to three (3) times the greater of (a) Maddy’s Salary in effect immediately prior to the date of consummation of a Change of Control or (b) Maddy’s Salary in effect on the date of Separation from Service.  Such payment shall be made in a lump sum on the date of Separation from Service under this Agreement, subject to the provisions of Paragraph N herein to the extent applicable.

E.           Compensation of Maddy Upon Separation from Service Due to Good Reason or Wrongful Termination during the Transition Period.  Except as hereinafter provided, if Maddy terminates his employment with the Company during the Transition Period for Good Reason, resulting in Maddy’s Separation from Service, or the Company terminates Maddy’s employment during the Transition Period in a manner constituting Wrongful Termination, resulting in Maddy’s Separation from Service, the Company agrees as follows:

(1)           The Company shall pay Maddy a cash payment equal to three (3) times the greater of (a) Maddy’s Salary in effect immediately prior to the date of consummation of a Change of Control or (b) Maddy’s Salary in effect on the date of Separation from Service.  Such payment shall be made in a lump sum on the date of Separation from Service under this Agreement, subject to the provisions of Paragraph N herein to the extent applicable.

(2)           Maddy will be entitled to receive his reasonable share of the Company’s cash bonuses, if any, allocated in accordance with existing principles and authorized by the Board of Directors.  The amount of Maddy’s cash incentive award shall not be reduced due to Maddy not being actively employed for the full year.  Said cash bonuses, if any, will be paid to Maddy in a lump sum on the date of Separation from Service, taking into account the provisions of Paragraph M herein relating to when payments are deemed to be made, and subject to the provisions of Paragraph N herein to the extent applicable.

(3)           Maddy will continue to participate, without discrimination, for the number of months between the date of Separation from Service and the date that is thirty-six (36) months after the date of the consummation of the Change of Control in benefit plans (such as retirement, disability and medical insurance) maintained after any Change of Control for Maddy, in general, of the Company, or any successor organization, provided Maddy’s continued participation is possible under the general terms and conditions of such plans.  In the event Maddy’s participation in any such plan is barred, the Company shall arrange to provide Maddy with benefits substantially similar to those to which Maddy would have been entitled had his participation not been barred.  However, in no event will Maddy receive from the Company the employee benefits contemplated by this subparagraph if Maddy receives comparable benefits from any other source.  With respect to any benefits Maddy receives under this Paragraph E(3), the following provisions will apply:  (i) in-kind benefits provided under this Paragraph E(3) during any taxable year of Maddy shall not affect the in-kind benefits to be provided under this Paragraph E(3) in any other taxable year; (ii) if the provision of benefits under this Paragraph E(3) is to be done by means of reimbursement, the reimbursement of an eligible benefit expense under this Paragraph E(3) must be made on or before the last day of Maddy’s taxable year following the taxable year in which the expense was incurred, (iii) no rights to reimbursement or in-kind benefits under this Paragraph E(3) shall be subject to liquidation or exchange for any other benefit, and (iv) benefits provided under this Paragraph E(3) shall be subject to the provisions of Paragraph N herein to the extent applicable.

(4)           Paragraph F of this Agreement and Section VII of the Employment Agreement shall not apply.

F.           Separation from Service at Maddy’s Option.  Maddy may Separate from Service within six (6) months after consummation of any Change of Control without reason at his option by giving at least thirty (30) days’ written notice of his intention to terminate his employment.  In such event, Maddy shall be entitled to receive a payment equal to 75% of the greater of (a) Maddy’s Salary in effect immediately prior to the date of consummation of a Change of Control or (b) Maddy’s Salary in effect on the date of Separation from Service.  Such payment shall be made in a lump sum on the date of Separation from Service under this Agreement, subject to the provisions of Paragraph N herein to the extent applicable.

G.           Noncompetition and Nonsolicitation.  In consideration of the covenants set forth herein, including but not limited to the payment set forth in paragraphs C, D and E hereof, Maddy agrees as follows:

(1)           For a period of three (3) years after expiration of the Transition Period, provided Maddy’s employment under this Agreement is not sooner terminated, Maddy shall not, directly or indirectly engage in the business of banking, in the entire State of West Virginia, in any county or location in which Summit has operating offices at the time of termination, in the following designated locations in Virginia (See Exhibit to Paragraphs G(1) and (2) attached, which is incorporated herein by reference.  This Exhibit was molded to included the counties where the municipalities are located.), or in any location identified by Summit in its three-year strategic plan as a location for future expansion to be adopted by the Board and reviewed and updated at regular intervals.

(2)           For a period of one (1) year after Maddy’s employment with Summit is terminated for any reason other than Maddy’s Disability, Retirement, Good Reason or termination at Maddy’s option as provided in Paragraph F hereof, Maddy shall not, directly or indirectly, engage in the business of banking in the entire State of West Virginia, in any county or location in which Summit has operating offices at the time of termination, in the following designated locations in Virginia (See Exhibit to Paragraphs G(1) and (2)) attached, which is incorporated herein by reference.  This Exhibit was molded to included the counties where the municipalities are located.), or in any location identified by Summit in its three-year strategic plan as a location for future expansion to be adopted by the Board and reviewed and updated at regular intervals.

(3)           For purposes of Paragraphs G(1) - (2), being engaged in the business of banking shall mean Maddy’s engaging in any business or activity of any nature that is competitive with the business of Summit or its affiliates in the specified geographic area or Maddy’s solicitation of business from clients with a primary or principal office in the specified geographic area.

(4)           In the event that this provision shall be deemed by any Court or body of competent jurisdiction to be unenforceable in whole or in part by reason of its extending for too long a period of time, or too great a geographical area or over too great a range of activities, or is overly broad in any other respect or for any other reason, then in such event this Agreement shall be deemed modified and interpreted to extend over only such maximum period of time, geographical area, or range of activity or otherwise, so as to render these provisions valid and enforceable, and as so modified, these shall be enforceable and enforced.

H.           Other Employment.  Maddy shall not be required to mitigate the amount of any payment provided for in this Change in Control Agreement by seeking other employment.  The amount of any payment provided for in this Change in Control Agreement shall not be reduced by any compensation earned or benefits provided (except as set forth in Paragraph E(3) above) as the result of employment by another employer after the date of Separation from Service.

I.           Rights of Company Prior to the Change of Control.  This Change in Control Agreement shall not affect the right of the Company or Maddy to terminate the foregoing Employment Agreement or the employment of Maddy in accordance therewith; provided, however, that any termination or reduction in salary or benefits that takes place after discussions have commenced that result in a Change of Control shall be presumed (without clear and convincing evidence to the contrary) to be Good Reason and a violation of this Change in Control Agreement entitling Maddy to the benefits hereof, provided Maddy Separates from Service either before or during the Transition Period, and any such termination by Company resulting in Maddy’s Separation from Service either before or during the Transition Period shall be deemed to be a Wrongful Termination, and all references in this Change in Control Agreement to Salary shall be deemed to mean the Salary, as defined herein, based on the earnings Maddy would have had prior to any reduction thereof.

J.           Confidentiality.  Maddy shall not, during the term of this Agreement or at any time thereafter, directly or indirectly, publish or disclose to any person or entity any confidential information (other than a Company employee entitled to know such confidential information) concerning the assets, customer/client lists, business or affairs of Company, and its affiliates, including but not limited to any trade secrets, financial data, employee or customer/client information or organizational structure.  Notwithstanding the foregoing, nothing herein shall prevent Maddy from utilizing the knowledge and experience he has acquired in the banking industry including without limitation the knowledge of producer bonus plans.

All files, records, documents, information, letters, notes, media lists, notebook and similar items relating to the business of Company shall remain the exclusive property of Company.  Upon the expiration or earlier termination of this Agreement, or when requested by Company, Maddy shall immediately deliver to Company all such files, computer data files, records, documents, information and other items in the possession of or under the control of Maddy.

All business produced by Maddy while in the employ of the Company or any Affiliate thereof is the exclusive property of Company unless specifically excluded elsewhere in this Agreement.  Maddy shall not, during the term of this Agreement or any time thereafter, intentionally interfere with any business or contractual relationship of the Company.

K.           Gross-Up Payment.  Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Company and any of its subsidiaries and affiliates to or for the benefit of Maddy (whether paid or payable or distributed or distributable pursuant to this Agreement, the Executive Salary Continuation Agreement between Company and Maddy, the Employment Agreement between Company and Maddy, or any other agreement, contract, plan or arrangement, but determined without regard to any additional payments required under this Paragraph K) (any such payments and distributions collectively referred to as “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar tax that may hereinafter be imposed or any interest and penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Company shall pay to Maddy an additional payment (the “Gross-Up Payment”) equal to one hundred percent (100%) of the Excise Tax and one hundred percent (100%) of the amount of any federal, state and local income taxes and Excise Tax imposed on the Gross-Up Payment, all provided that any and all such Gross-Up Payment or Payments shall be paid to Maddy thirty (30) days after Maddy remits the taxes with respect to which such Gross-Up Payment is made and all subject to the provisions of Paragraph N herein to the extent applicable.

All determinations required to be made under this Paragraph K, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the firm of independent accountants selected by Company to audit its financial statements (the “Accounting Firm”) which shall provide either before or no later than twenty (20) days after Maddy remits any such taxes, detailed supporting calculations both to Company and Maddy.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a “change in control,” Maddy shall appoint another nationally recognized accounting firm to make, either before or no later than twenty (20) days after Maddy remits any such taxes, the determinations required hereunder (which accounting firm shall then be referred to as the “Accounting Firm” hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by Company.

L.           Arbitration.  Any dispute between the parties arising out of or with respect to this Agreement or any of its provisions or Maddy’s employment with Company, whether sounding in tort or contract, shall be resolved by the sole and exclusive remedy of binding arbitration.  Maddy hereby waives his right to a jury trial and his right to receive noneconomic damages.  Arbitration shall be conducted in Moorefield, West Virginia, in accordance with the rules of the American Arbitration Association (“AAA”).  The parties agree each to select one arbitrator from an AAA employment panel.  Within ten days after selection of the second arbitrator, the two arbitrators shall select a third arbitrator.  The arbitration shall be conducted in accordance with the West Virginia Rules of Evidence and all discovery issues shall be decided by the arbitrators.  The panel of arbitrators shall supply a written opinion and analysis of the matter submitted for arbitration along with the decision.  The arbitration decision shall be final and subject to enforcement in the local circuit court.

In any arbitration proceeding between the parties, the losing party shall pay to the prevailing party all reasonable expenses and costs including attorneys’ fees incurred by the prevailing party during the arbitration proceeding, provided, that in the event Maddy becomes entitled to reimbursement under this Paragraph L, the following provisions shall apply:  (i) reimbursement provided under this Paragraph L during any taxable year of Maddy shall not affect reimbursement to be provided under this Paragraph L in any other taxable year; (ii) reimbursement under this Paragraph L shall be made thirty (30) days after Maddy requests reimbursement hereunder, provided that in no event shall any payment under this Paragraph L be made after the last day of Maddy’s taxable year following the taxable year in which the expense was incurred, (iii) no rights to reimbursement under this Paragraph L shall be subject to liquidation or exchange for any other benefit, and (iv) reimbursement provided under this Paragraph L shall be subject to the provisions of Paragraph N herein, to the extent applicable.  A party shall be considered a prevailing party if:

(i)	it initiated the arbitration and substantially obtained the relief it sought, either through a judgment or the losing party’s voluntary action before arbitration (after it is scheduled) or judgment;

(ii)	the other party withdraws its action without substantially obtaining the relief it sought, or

(iii)	it did not initiate the arbitration and judgment is entered for either party, but without substantially granting the relief sought.

M.           Date Payments Deemed Made.

In accordance with Code Section 409A and to the extent permitted by said Code Section 409A and the regulations and guidance issued thereunder, any payment to or on behalf of Maddy under this Agreement shall be treated as having been made on a date specified in this Agreement if it is made on a later date within Maddy’s same taxable year as the designated date, or, if later, if made no later than the fifteenth day of the third month after such designated date provided that, in any event, Maddy is not permitted, directly or indirectly, to designate the taxable year of any payment.

N.           Six-Month Delay in Payments.

Notwithstanding any other provisions of this Agreement, if Maddy is a Specified Employee (within the meaning of Code Section 409A) on Maddy’s date of Separation from Service, then if any payment of deferred compensation (within the meaning of Code Section 409A) is to be made upon or based upon Maddy’s Separation from Service other than by death, under any provision of this Agreement, and such payment of deferred compensation is to be made within six months after Maddy’s date of Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such Separation from Service of Maddy (other than by death,) provided further, however, that in the case of any payment of deferred compensation which is to be made in installments, with the first such installment to be paid on or within six months after the date of Separation from Service other than by death, then in such event all such installments which would have otherwise been paid within the date which is six months after such Separation from Service of Maddy (other than by death) shall be delayed, aggregated, and paid, notwithstanding any other provision of this Agreement, on the date which is six months after such Separation from Service of Maddy (other than by death), with the remaining installments to continue thereafter until fully paid hereunder.  Notwithstanding any of the foregoing, or any other provision of this Agreement, no payment of deferred compensation upon or based upon Separation from Service may be made under this Agreement before the date that is six months after the date of Separation from Service or, if earlier, the date of death, if Maddy is a Specified Employee on Maddy’s date of Separation from Service.  This Paragraph N shall only apply to delay the payment of deferred compensation to Specified Employees as required by Code Section 409A and the regulations and guidance issued thereunder.

O.           Successors; Binding Agreement.

(1)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Maddy, to expressly assume and agree to perform this Change in Control Agreement.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Change in Control Agreement and shall entitle Maddy to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason hereunder, provided that Maddy incurs a Separation from Service within the Transition Period.

(2)           This Change in Control Agreement and all rights of Maddy hereunder shall inure to the benefit of and be enforceable by Maddy’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Maddy should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Maddy’s devisee, legatee, or other designee or, if there be no such designee, to Maddy’s estate.

P.           Indemnification.  To the fullest extent permitted under West Virginia law and federal banking law, the Company agrees that it will indemnify and hold harmless Maddy from and against all costs and expenses, including without limitation, all court costs and attorney’s fees, incurred by him during his lifetime in defending any and all claims, demands, proceedings, suits or actions, actually instituted or threatened, by third parties, involving this Agreement, its validity or enforceability or with respect to any payments to be made pursuant thereto; provided, that in the event Maddy becomes entitled to reimbursement under this Paragraph P, the following provisions shall apply:  (i) reimbursement provided under this

Paragraph P during any taxable year of Maddy shall not affect reimbursement to be provided under this Paragraph P in any other taxable year; (ii) reimbursement under this Paragraph P shall be made thirty (30) days after Maddy requests reimbursement hereunder, provided that in no event shall any payment under this Paragraph P be made after the last day of Maddy’s taxable year following the taxable year in which the expense was incurred, (iii) no rights to reimbursement under this Paragraph P shall be subject to liquidation or exchange for any other benefit, and (iv) reimbursement provided under this Paragraph P shall be subject to the provisions of Paragraph N herein, to the extent applicable.

Q.           Survival of Change in Control Agreement.  This Change in Control Agreement shall survive the expiration of the Employment Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day first written above:

SUMMIT FINANCIAL GROUP, INC.

By:           /s/ Oscar M. Bean  ______________

Its:           Chairman______________________

/s/ H. Charles Maddy, III________________
H. CHARLES MADDY, III

Exhibit to Paragraphs G(1) and (2) of Change in Control Agreement

By and Between Summit Financial Group, Inc. and H. Charles Maddy, III, dated December 31_, 2008.

Designated Virginia Locations

Ashburn

Charlottesville

Fredericksburg

Leesburg

Purcellville

Warrenton

*	The designation of the municipality expressly includes the county in which the municipality is located.